The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2020

Citigroup Global Markets Holdings Inc.	June , 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH4705 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021

Based on the Performance of the Common Stock of Microsoft Corporation

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you must be willing to accept (i) the risk that the securities will be automatically redeemed prior to maturity in the circumstances described below and (ii) the risk that, if the securities are not automatically redeemed prior to maturity and a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of Microsoft Corporation (or, in our sole discretion, cash based on the value of those shares) that are worth less than the stated principal amount and may be worth nothing.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we and Citigroup Inc. default on our obligations. Investors will not participate in any appreciation of the underlying shares (as defined below). All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of common stock of Microsoft Corporation (ticker symbol: "MSFT") (the "underlying share issuer")
Aggregate stated principal amount:		$
Stated principal amount:		$1,000 per security
Strike date:		June 24, 2020
Pricing date:		June , 2020 (expected to be June 25, 2020)
Issue date:		June , 2020 (three business days after the pricing date)
Valuation date:		June , 2021 (expected to be June 25, 2021), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		Unless earlier redeemed, June , 2021 (expected to be June 30, 2021)
Coupon:		On each monthly coupon payment date, unless previously redeemed, the securities will pay a coupon equal to 0.75% of the stated principal amount of the securities (approximately 9.00% per annum)
Coupon payment dates:		The third business day following each potential redemption date, and the final coupon payment date will be the maturity date (or the earlier date on which the securities are automatically redeemed, if applicable).
Automatic early redemption:		If, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related coupon payment date for an amount in cash per security equal to the stated principal amount plus the related coupon payment. If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption.
Potential redemption dates:		Expected to be July 27, 2020, August 25, 2020, September 25, 2020, October 26, 2020, November 25, 2020, December 28, 2020, January 25, 2021, February 25, 2021, March 25, 2021, April 26, 2021 and May 25, 2021, subject to postponement if any such date is not a scheduled trading day or if certain market disruption events occur
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date, for each security you then hold, the final coupon payment plus:

▪  If a downside event occurs: a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

▪  If a downside event does not occur: the stated principal amount

If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than the stated principal amount and may be worth nothing. Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:		A downside event will occur if the final share price is less than the downside threshold price
Downside threshold price:		$ , 80% of the initial share price
Initial share price:		$ , the closing price of the underlying shares on the strike date
Final share price:		The closing price of the underlying shares on the valuation date
Equity ratio:		, the stated principal amount divided by the downside threshold price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17324XK82 / US17324XK824
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$1.00(2)	$998.00
$1.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $943.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.00 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $1 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $1 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019      Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the downside threshold price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of a Potential Redemption Date. Each scheduled potential redemption date is subject to postponement as if it were the scheduled valuation date as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and
•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

June 2020	PS-2

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Investment Summary

The securities offer a monthly coupon, payable until maturity or any earlier redemption. At maturity, unless previously redeemed, the securities will pay either (i) cash equal to the stated principal amount per security or (ii) if a downside event occurs, a number of underlying shares equal to the equity ratio, or, at our option, an amount in cash equal to the equity ratio multiplied by the final share price. A downside event will occur if the final share price is less than the downside threshold price, as defined on the cover page of this pricing supplement. The securities will be automatically redeemed if, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price. If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less the stated principal amount and may be worth nothing. Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Key Investment Rationale

The securities offer an income-oriented strategy linked to the underlying shares.

▪	Monthly coupon at a per annum rate that is generally higher than the rate we would pay on conventional debt securities

▪	No potential to participate in any appreciation in the underlying shares

▪	The risk that the securities will be automatically redeemed prior to maturity

▪	No guaranteed return of principal

The securities pay a coupon that is generally higher than the rate we would pay on conventional debt securities in exchange for downside exposure to the underlying shares if the final share price is less than the downside threshold price.

Scenario 1

On any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the coupon payment due on the related coupon payment date.

▪ Investors will not participate in any appreciation of the underlying shares from the initial share price and will receive no further coupon payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold price.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the coupon payment due on the maturity date.

▪ Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price.

▪ The payment due at maturity, in addition to the coupon payment with respect to the valuation date, will be: a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

These underlying shares will be worth less than the stated principal amount. Investors may lose up to all of their investment in this scenario.

June 2020	PS-3

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential payments on the securities. The first diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The second diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Automatic Early Redemption

June 2020	PS-4

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on PS-5.

June 2020	PS-5

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date, assuming the securities have not been previously redeemed.

If the securities have been automatically redeemed prior to maturity, you will receive no coupon payments after the date on which the securities are redeemed.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, dividend yield on the underlying shares or term of the securities):

Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the strike date)
Equity ratio:	12.50000 (the $1,000 stated principal amount per security divided by the hypothetical downside threshold price)
Downside threshold price:	$80.00 (80.00% of the hypothetical initial share price)
Coupon payments:	0.75% of the stated principal amount paid on each monthly coupon payment date (equivalent to 9.00% per annum), subject to automatic early redemption
Annualized dividend yield:	1.0104% (the hypothetical dividend yield)
Maturity date:	12 months after the issue date

The following hypothetical examples assume that the final share price is the same as the closing price of the underlying shares on the maturity date. The figures below have been rounded for ease of analysis.

Hypothetical closing price of the underlying shares on the valuation date	Value of the underlying shares or cash amount at maturity(1) per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares(2)	Total return of the securities
$0.00	$0.00	$90.00	$90.00	-98.99%	-91.00%
$50.00	$500.00	$90.00	$590.00	-48.99%	-41.00%
$79.99	$799.90	$90.00	$889.90	-19.00%	-11.01%
$80.00	$1,000.00	$90.00	$1,090.00	-18.99%	9.00%
$90.00	$1,000.00	$90.00	$1,090.00	-8.99%	9.00%
$100.00	$1,000.00	$90.00	$1,090.00	1.01%	9.00%
$110.00	$1,000.00	$90.00	$1,090.00	11.01%	9.00%
$125.00	$1,000.00	$90.00	$1,090.00	26.01%	9.00%
$150.00	$1,000.00	$90.00	$1,090.00	51.01%	9.00%
$200.00	$1,000.00	$90.00	$1,090.00	101.01%	9.00%

(1) Based on the final share price. If we elect to deliver any underlying shares as payment at maturity, you will receive such underlying shares on the maturity date. Excludes final coupon payment.

(2) Assumes that dividends will be paid on the underlying shares at the hypothetical dividend yield. The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity (assuming the securities have not been previously redeemed) will depend on the closing price of the underlying shares on the valuation date if a downside event occurs.

June 2020	PS-6

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities have not been automatically redeemed prior to maturity and a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash based on the value thereof). As a result, investors will be exposed to any further depreciation of the underlying shares that may occur between the final share price and the closing price of the underlying shares on the maturity date. These underlying shares will be worth less than the stated principal amount per security and may be worth nothing. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your securities.

At maturity, if the final share price is less than the downside threshold price, you will have similar downside market risk as a purchaser of the underlying shares at the downside threshold price (except that you will not receive any dividends). This will result in a smaller loss on the securities (disregarding dividends) than would be incurred by a purchaser of the underlying shares at the initial share price, unless the final share price is zero. However, you will be exposed at an increased rate to the decline in the price of the underlying shares below the downside threshold price, with a loss on the securities of more than 1% for each additional 1% of the initial share price by which the final share price is less than the downside threshold price. Therefore, the lower the final share price, the closer your loss of principal will be to the percentage decline of the underlying shares from the initial share price. For example, if the initial share price was $100, the downside threshold price was $80 (80% of the initial share price) and the final share price is below the downside threshold price, the number of underlying shares equal to the equity ratio at maturity would be 12.50000 shares per $1,000 security ($1,000 divided by the $80 downside threshold price). If the downside threshold price was $60 (40% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be $750 per security (12.50000 shares times $60). If you had purchased the underlying shares at the initial share price, you would have 10 shares worth $600 based on the final share price, a difference of $150 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. However, if the final share price was $30 (70% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be $375 per security (12.50000 underlying shares times $30). If you had purchased the underlying shares at the initial share price, you would have 10 shares worth $300 based on the final share price, a difference of only $75 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. If the final share price was $0 (100% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be $0, the same as if you had purchased the underlying shares at the initial share price, and you would lose the entire stated principal amount of your securities.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

June 2020	PS-7

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

▪	Higher coupon rates are associated with greater risk. The securities offer coupon payments at an annualized rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the securities will not be automatically redeemed and the value of what you receive at maturity may be less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed, and the final share price will be less than the downside threshold price, such that you will suffer a loss of principal at maturity.

▪	Your opportunity to receive coupon payments may be limited by the automatic early redemption feature. The securities will be automatically redeemed following a monthly potential redemption date if the closing price of the underlying shares is greater than or equal to the initial share price on such date. If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as one month.

▪	The securities will be adversely affected by volatility in the price of the underlying shares. The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity. In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the potential redemption dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying shares. The performance of the securities, including your payment at maturity and whether the securities are automatically redeemed prior to maturity, will depend on the closing price of the underlying shares solely on the potential redemption dates and the valuation date, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the valuation date, and not on any other day during the term of the securities. Whether your securities will be automatically redeemed prior to maturity depends on the closing price of the underlying shares on each potential redemption date, and not on any other day during the term of the securities.

Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our

June 2020	PS-8

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares over the term of the securities or in instruments related to the underlying shares over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the

June 2020	PS-9

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

June 2020	PS-10

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to a non-U.S. investor on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also review the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” regarding the risk of withholding in respect of “dividend equivalents” on the securities.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2020	PS-11

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Information About Microsoft Corporation

Microsoft Corporation is a technology company. Microsoft Corporation’s services and products include cloud-based solutions that provide customers with software, services, platforms and content, operating systems, cross-device productivity applications, server applications, business solution applications, desktop and server management tools, software development tools and video games. Microsoft Corporation also designs, manufactures and sell devices, including PCs, tablets, gaming and entertainment consoles, other intelligent devices and related accessories. The underlying shares of Microsoft Corporation are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Microsoft Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-37845 through the SEC’s website at http://www.sec.gov. The underlying shares of Microsoft Corporation trade on the Nasdaq Stock Market under the ticker symbol “MSFT.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing price of the underlying shares for each day such price was available from January 4, 2010 to June 23, 2020. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of Microsoft Corporation – Historical Closing Prices January 4, 2010 to June 23, 2020

*The red line indicates the hypothetical downside threshold price of $161.528, assuming the closing price on June 23, 2020 were the initial share price.

June 2020	PS-12

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Common Stock of Microsoft Corporation	High	Low	Dividends
2010
First Quarter	$31.10	$27.72	$0.13000
Second Quarter	$31.39	$23.01	$0.13000
Third Quarter	$26.33	$23.16	$0.13000
Fourth Quarter	$28.30	$23.91	$0.16000
2011
First Quarter	$28.83	$24.78	$0.16000
Second Quarter	$26.72	$23.69	$0.16000
Third Quarter	$28.07	$23.98	$0.16000
Fourth Quarter	$27.31	$24.30	$0.20000
2012
First Quarter	$32.85	$26.83	$0.20000
Second Quarter	$32.42	$28.45	$0.20000
Third Quarter	$31.46	$28.63	$0.20000
Fourth Quarter	$30.01	$26.34	$0.23000
2013
First Quarter	$28.61	$26.46	$0.23000
Second Quarter	$35.67	$28.56	$0.23000
Third Quarter	$36.25	$31.16	$0.23000
Fourth Quarter	$38.94	$33.01	$0.28000
2014
First Quarter	$40.99	$34.99	$0.28000
Second Quarter	$42.25	$39.06	$0.28000
Third Quarter	$47.52	$41.67	$0.28000
Fourth Quarter	$49.61	$42.74	$0.31000
2015
First Quarter	$47.59	$40.40	$0.31000
Second Quarter	$49.16	$40.29	$0.31000
Third Quarter	$47.58	$40.47	$0.31000
Fourth Quarter	$56.55	$44.61	$0.36000
2016
First Quarter	$55.23	$49.28	$0.36000
Second Quarter	$56.46	$48.43	$0.36000
Third Quarter	$58.30	$51.16	$0.36000
Fourth Quarter	$63.62	$56.92	$0.39000
2017
First Quarter	$65.86	$62.30	$0.39000
Second Quarter	$72.52	$64.95	$0.39000
Third Quarter	$75.44	$68.17	$0.39000
Fourth Quarter	$86.85	$74.26	$0.42000
2018
First Quarter	$96.77	$85.01	$0.42000
Second Quarter	$102.49	$88.52	$0.42000
Third Quarter	$114.67	$99.05	$0.42000
Fourth Quarter	$115.61	$94.13	$0.46000
2019
First Quarter	$120.22	$97.40	$0.46000
Second Quarter	$137.78	$119.02	$0.46000
Third Quarter	$141.34	$132.21	$0.46000
Fourth Quarter	$158.96	$134.65	$0.51000
2020
First Quarter	$188.70	$135.42	$0.51000
Second Quarter (through June 23, 2020)	$201.91	$152.11	$0.51000

The closing price of the underlying shares on June 23, 2020 was $201.91.

June 2020	PS-13

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

On June 17, 2020, Microsoft Corporation declared a cash dividend of $0.51000 per share of common stock payable on September 10, 2020. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a regulated investment company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	an investor subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

Except to the limited extent discussed herein, this discussion does not address the U.S. federal tax consequences of the ownership or disposition of the Underlying Shares that you may receive at maturity. You should consult your tax adviser regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying Shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the Underlying Shares from us at maturity for an amount equal to the Deposit (as defined below) (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our

June 2020	PS-14

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•     the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement (which for purposes of this discussion includes an automatic call feature) or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be short-term capital gain or loss.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the final coupon payment, that is different from the stated principal amount, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognise short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) and the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

June 2020	PS-15

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

Receipt of the Underlying Shares at Maturity. If you receive the Underlying Shares (and cash in lieu of any fractional share) at maturity, the Put Option will be deemed to have been exercised, and you should be deemed to have applied the Deposit toward the physical settlement of the Put Option. You should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to the Deposit or the Underlying Shares received. Assuming this treatment, you should have an aggregate tax basis in the Share Delivery Amount of the Underlying Shares equal to the Deposit less the total Put Premium received over the term of the securities. Your holding period for any Underlying Shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of your aggregate tax basis that is allocable to the fractional share.

Possible Taxable Event.  In the event of a designation of a successor underlying, it is possible that the securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. A security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities. You should consult your tax adviser regarding these issues.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussions below regarding Section 871(m) and “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph

June 2020	PS-16

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact your consequences of an investment in the securities.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the certification requirement described above, the discussion above regarding Section 871(m) and the discussion below regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a sale, exchange or other taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. Although the application of the FATCA rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional

June 2020	PS-17

Citigroup Global Markets Holdings Inc.
Buffered Fixed Coupon Autocallable Equity Linked Securities Due June , 2021 Based on the Performance of the Common Stock of Microsoft Corporation Principal at Risk Securities

amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2 for each $1,000.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $1 for each $1,000.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $1 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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June 2020	PS-18